Exhibit 99.1

MagnaChip Semiconductor Reports

Third Quarter Results

Seoul, South Korea, October 25, 2007 – MagnaChip Semiconductor today announced results for the third quarter ended September 30, 2007.

Revenue for the three months ended September 30, 2007 was $200 million, compared to $171.3 million in the third quarter of 2006.

Gross margin was $31.3 million or 15.6% of revenue for the quarter ended September 30, 2007, compared to $ 20.9 million or 12.2% of revenue for the third quarter of 2006.

Operating expenses for the third quarter of 2007 were $57.0 million or 28.5% of revenue, compared to $55.1 million or 32.2% of revenue for the third quarter of 2006.

Operating loss was $25.7 million during the current quarter, compared to an operating loss of $34.2 million in the prior year quarter.

Net interest expense for the third quarter of 2007 was $15.3 million, compared to $13.9 million in the third quarter of 2006.

Net loss for the three months ended September 30, 2007 was $38.8 million, compared to a net loss of $47.7 million in the third quarter of 2006.

On October 1, 2007 MagnaChip filed a Form 8-K with the SEC detailing the amendment of its exisiting credit facility.

Sang Park, Chairman and CEO of MagnaChip Semiconductor, commented, “We are pleased with how the third quarter developed. Revenue came in above prior guidance, which called for flat revenue in the third quarter compared to $194.1 million in the second quarter. We saw continued improvements in design wins and product development, as our operational execution continued to strengthen. As a company, we remain highly focused on delivering distinctive mixed signal and analog product and service solutions to our customers and on making 2007 the year of MagnaChip’s recovery. Going forward, we expect to benefit from share gains at current and new customer accounts and from seasonal holiday demand increases.”

Robert Krakauer, President and CFO of MagnaChip Semiconductor, said, “As with last quarter, the overachievement of our financial targets is a result of operational changes made some time ago. You are now seeing the continued and consistent results from a more rigorous new product introduction process, quality process and attention to our key customers needs. As we go forward, we expect improved utilization rates and ongoing cost management initiatives to translate into improved financial performance, as we capture the operating leverage in our business model.”

Investor Conference Call / Webcast Details

MagnaChip will report full results for the third quarter 2007 on Thursday, October 25, 2007 at 10:00 a.m. in New York (11:00 p.m., Thursday, October 25, 2007 in Seoul). The conference call will be available at www.magnachip.com and by telephone at +1-(201) 689-8560. A replay of the call will be available in two hours after the call through midnight on Thursday, November 1, 2007 in New York (1 p.m. on Friday, November 2, 2007 in Seoul) at www.magnachip.com and by telephone at +1-(201) 612-7415. The account number to access the replay is 3055 and the conference ID number is 257699, respectively.

About MagnaChip Semiconductor

MagnaChip Semiconductor is a leading designer, developer and manufacturer of mixed-signal and digital multimedia semiconductors addressing the convergence of consumer electronics and communications devices. We focus on CMOS image sensors and flat panel display drivers, which are complex, high performance, mixed signal semiconductors that capture images and enable and enhance the features and capabilities of both small and large flat panel displays. MagnaChip also provides wafer foundry services utilizing CMOS high voltage, embedded memory, analog and power process technologies for the manufacture of IC’s for customer-owned designs. For more information, visit www.magnachip.com.

Forward-Looking Statements:

Certain statements in this press release including statements regarding expected future financial and industry growth are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially. In some cases, you can identify forward-looking statements by such terms as “believes,” “expects,” “anticipates,” “intends,” “estimated,” the negative of these terms, or other comparable terminology. Factors that could cause actual results to differ include general business and economic conditions and the state of the semiconductor industry; demand for end-use products by consumers and inventory levels of such products in the supply chain; changes in demand from significant customers; changes in customer order patterns; changes in product mix; capacity utilization; level of competition; pricing pressure and declines in average selling price; delays in new product introduction; continued success in technological innovations and delivery of products with the features customers demand; shortage in supply of materials or capacity requirements; availability of financing; exchange rate fluctuations; litigation and other risks as described in the Company’s SEC filings, including its annual report on Form 10-K for the year ended December 31, 2006.

Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements.

# # #

CONTACT:

In the U.S.:

David Pasquale, EVP at The Ruth Group

Tel: +646-536-7006

dpasquale@theruthgroup.com

MagnaChip Semiconductor

Condensed Consolidated Statements of Operations

(In thousands of U.S. Dollars, except per unit data)

(Unaudited)

	Three Months Ended
	September 30, 2007	October 1, 2006
Net sales	$200,045	$171,283
Cost of sales	168,702	150,422

Gross profit	31,343	20,861
Operating expenses:
Selling, general and administrative	23,644	22,812
Research and development	33,437	32,016
Restructuring and impairment charges	—	264

Operating loss	(25,738)	(34,231)
Other income (expenses):
Interest expenses, net	(15,336)	(13,946)
Foreign currency gain, net	4,855	2,157

Loss before income taxes	(36,219)	(46,020)
Income tax expenses	2,547	1,698

Net loss	$(38,766)	$(47,718)

Dividends accrued on preferred units	3,010	2,731

Net loss attributable to common units	$(41,776)	$(50,449)

Net loss per common unit Basic and Diluted	(0.79)	(0.96)
Common units used in per common unit calculation: Basic and Diluted (in thousands)	52,814	52,721
Key Ratios & Information:
Gross Margin	15.6%	12.2%
Operating Expenses as a % of Revenue	28.5%	32.2%
Operating Margin	(12.9%)	(20.0%)
Depreciation & Amortization Expense	48,812	42,972
Capital Expenditures	39,962	7,510

MagnaChip Semiconductor

Reconciliation of US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss) to

Non-US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss)

(In thousands of US Dollars)

(Unaudited)

Use of Non-US GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a US GAAP basis, MagnaChip Semiconductor uses non-US GAAP measures of gross profit, operating income (loss) and net income (loss), that are US GAAP gross profit, operating income (loss) and net income (loss) adjusted to exclude certain costs, expenses or gains, referred to as special items. Non-US GAAP adjusted gross profit, operating income (loss) and net income (loss) measure give an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, our non-US GAAP adjusted measure of gross profit, operating income (loss) and net income (loss) are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for gross profit, operating income (loss) and net income (loss) prepared in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended September 30, 2007			Three Months Ended October 1, 2006
	Gross Profit	Operating Income (Loss)	Net Income (Loss)	Gross Profit	Operating Income (Loss)	Net Income (Loss)
US GAAP Amounts	$31,343	$(25,738)	$(38,766)	$20,861	$(34,231)	$(47,718)
Special items
Restructuring and impairment charges	—	—	—	—	264	264

Total special items	—	—	—	—	264	264

Non-US GAAP Profit	$31,343	$(25,738)	$(38,766)	$20,861	$(33,967)	$(47,454)

Adjusted Gross Margin			15.6%			12.2%
Adjusted Operating Expense - % of Revenue			28.5%			32.0%
Adjusted Operating Margin			(12.9%)			(19.8%)

Non-US GAAP adjusted condensed consolidated statements of operations are intended to present the Company’s operating results, excluding special items. There is no special items in 2007 and in 2006 the special item was due to termination benefits provided for certain employees under an early retirement program.

MagnaChip Semiconductor

Condensed Consolidated Balance Sheets

(In thousands of US Dollars)

(Unaudited)

	September 30, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$61,934	$89,173
Accounts receivable, net	124,342	76,665
Inventories, net	94,100	57,846
Other current assets	17,825	20,380

Total current assets	298,201	244,064
Property, plant and equipment, net	281,022	336,279
Goodwill and intangible assets, net	115,496	139,729
Other non-current assets	47,541	49,981

Total assets	$742,260	$770,053

Liabilities & Unitholders’ Equity
Current liabilities
Accounts and other payable	$152,934	$94,822
Short-term borrowings	50,601	0
Other current liabilities	35,343	26,627

Total current liabilities	238,878	121,449
Long-term borrowings	750,000	750,000
Other non-current liabilities	79,346	65,771

Total liabilities	1,068,224	937,220
Redeemable convertible preferred units	126,237	117,374

Unitholders’ equity	(452,201)	(284,541)

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$742,260	$770,053

MagnaChip Semiconductor

Condensed Consolidated Statements of Cash Flows

(In thousands of US Dollars)

(Unaudited)

	Nine Months Ended
	September 30, 2007	October 1, 2006
Cash flows from operating activities
Net loss	$(151,072)	$(183,672)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	138,787	145,481
Provision for severance benefits	13,985	10,031
Gain on foreign currency translation, net	(9,623)	(43,297)
Impairment of long-term assets	10,106	92,540
Changes in accounts and other receivable	(46,699)	40,034
Changes in inventories	(34,528)	34,495
Changes in accounts and other payable	51,687	(56,825)
Changes in accrued expenses	6,118	2,879
Other	8,014	(5,095)

Net cash provided by (used in) operating activities	(13,225)	36,571

Cash flows from investing activities
Capital expenditures	(64,922)	(28,020)
Other	486	7,834

Net cash used in investing activities	(64,436)	(20,186)

Cash flows from financing activities
Exercise of unit options	111	88
Repurchase of common units		(420)
Proceeds from short-term borrowings	70,397
Repayment of short-term borrowings	(20,000)	—

Net cash provided by financing activities	50,508	(332)

Effect of exchange rates on cash and cash equivalents	(86)	4,862

Net increase (decrease) in cash and cash equivalents	(27,239)	20,915

Cash and cash equivalents
Beginning of the period	89,173	86,574

End of the period	$61,934	$107,489